UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 260
Boca Raton, Florida, 33487
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	SBIG	The Nasdaq Capital Market

Warrants, each exercisable for one share of Common Stock, at an exercise price of $11.50 per share	SBIGW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

The Board of Directors (the “Board”) of SpringBig Holdings, Inc. (the “Company”) previously approved, subject to stockholder approval, the Company’s 2022 Amended and Restated Long-Term Incentive Plan (the “Amended Plan”). At the Company’s Annual Meeting of Stockholders held on June 13, 2023 (the “Annual Meeting”), the Company’s stockholders approved the Amended Plan, which among other things, adds an automatic annual increase in the number of shares authorized for issuance of up to 5% of the number of shares of the Company’s common stock issued and outstanding on December 31 of the immediately preceding calendar year, beginning with the fiscal year ending December 31, 2023; provided that the annual increase with respect to the fiscal year ending December 31, 2023, which is 1,332,986 shares of common stock, will take effect on the first business day following the date of stockholder approval of the Amended Plan proposal.

The terms and conditions of the Amended Plan are described in the section entitled “Proposal No. 3 – Amendment to the 2022 Long-Term Incentive Plan” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 28, 2023 (the “Proxy Statement”). The foregoing description of the Amended Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 13, 2023, the Company held its Annual Meeting. There were 18,662,591 shares of common stock represented at the Annual Meeting by valid proxies or voted at the Annual Meeting, which was approximately 69.27% of the shares of common stock entitled to vote at the Annual Meeting. At the Annual Meeting, the Company’s stockholders voted on the four proposals set forth below. A more detailed description of each proposal is set forth in the Proxy Statement.

Proposal 1 - Election of Directors

Amanda Lannert and Jon Trauben were each elected to serve as a member of the Board until the 2024 Annual Meeting of Stockholders and until her or his successor is duly elected or qualified, by the following votes:

Nominee	Votes For	Votes Against	Broker Non-Votes
Amanda Lannert	12,959,910	936,725	4,765,956
Jon Trauben, Director	13,685,301	211,334	4,765,956

Proposal 2 - Ratification of the Selection of Independent Registered Public Accounting Firm

The stockholders ratified the selection by the Audit Committee of the Board of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023, by the following votes:

Votes For	Votes Against	Votes Abstain
18,615,826	46,765	—

There were no broker non-votes associated with this proposal.

Proposal 3 - Approval of the Equity Incentive Plan Proposal

The stockholders approved the Amended Plan proposal by the following votes:

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
12,580,851	1,189,934	125,850	4,765,956

Proposal 4 – Approval of the Reverse Split Proposal

The stockholders approved the adoption of an amendment to the Company’s Certificate of Incorporation, to be filed not later than June 11, 2024, to effect a reverse stock split of the common stock at a ratio in the range of 5-for-1 to 30-for-1, with such ratio to be determined in the discretion of the Board and publicly disclosed prior to the effectiveness of the reverse stock split by the following votes:

Votes For	Votes Against	Votes Abstain
18,577,792	81,073	3,726

There were no broker non-votes associated with this proposal.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-40049), filed with the Securities and Exchange Commission on April 28, 2023).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

June 14, 2023	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer